Exhibit 10.4

CONSULTING AND NON-COMPETITION AGREEMENT

THIS AGREEMENT (the “Agreement”) dated the 9th day of August, 2006, between Joseph W. Evans (“the Consultant”), and RBC Centura Banks, Inc., a bank holding company located in North Carolina and doing business in the State of Georgia (the “Company”).

INTRODUCTION

The Consultant is the Chief Executive Officer of FLAG. The Company and Flag Financial Corporation (“FLAG”) have executed a definitive agreement (the “Merger Agreement”) pursuant to which FLAG will be acquired by and merged into the Company (the “Merger”) and in conjunction with the execution of the Merger Agreement, the Company and the Consultant now desire to enter into an agreement pursuant to which the Consultant will continue to provide services to the Company from and after the effective date of the Merger (the “Effective Date”) to secure to the Company the ongoing benefit of Consultant’s experience, and to facilitate a successful transition and conversion, to enhance the Company’s ability to maximize the benefit of the acquisition of FLAG by limiting the ability of the Consultant to compete with the Company, and to enable the Consultant to engage in specific financial services activities which are not deemed by the Company to detract from the benefit of its acquisition of FLAG, all upon the terms set forth below.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1. Terms and Conditions of Engagement.

(a) Engagement. The Consultant shall perform such consulting and advisory services, within the Consultant’s area of expertise and experience as the former Chief Executive Officer of FLAG, for the Company as the Company may reasonably require from time to time. Consultant shall report to the Chief Executive Officer of the Company or his designee. The Consultant agrees to abide by the Code of Conduct of the Royal Bank of Canada (the “Bank”). It is agreed that the Consultant will take and pass the Bank’s Code of Conduct test within thirty days of the Effective Date and as required thereafter. Taking and passing the test are a condition of the Consultant’s engagement.

(b) Consultant Relationship. The Consultant is an independent contractor to the Company, not an employee of the Company. The Consultant is not an agent of the Company and shall have no right to bind the Company. The Company will report all payments to be made hereunder on Forms 1099 as payments to the Consultant for independent contracting services and non-competition payments, and will not report any payments on Form W-2 to the Consultant. The Consultant shall be responsible for remitting all applicable taxes to in respect of any payments made under this Agreement to the appropriate tax authorities. The Consultant shall not be treated for any purposes as an employee of the Company and shall not be entitled or eligible to participate in any employee benefit plans, programs, policies or arrangements of the Company. The Consultant shall devote sufficient business time and efforts to the performance of services for the Company to complete the services within the time frames for completion established by the Company with a minimum of thirty (30) hours per month; provided, however, that the Company may not require the Consultant to regularly devote more than forty-five (45) hours per month of his time to performance of services hereunder. The Consultant shall use his best efforts in such endeavors. The Consultant shall also perform his services with a level of care, skill, and diligence that a prudent professional acting in a like capacity and familiar with such matters would use.

2. Agreements Regarding Confidential Information and Trade Secrets.

(a) The Consultant agrees that on or before the Effective Date, he will return to FLAG all of the property (including without limitation, credit cards, computer software, pagers, cellular phones, facsimile machines, and other equipment; provided that Consultant may retain his existing laptop computer), files, memoranda, books, papers, plans, information, letters and other data owned by and necessary or appropriate to the ongoing business of the Company, its affiliates and subsidiaries. Consultant may retain his personal Roladex and contact information, notes, correspondence, files, notebooks and diaries. The Consultant agrees that he will not, directly or indirectly, use for the Consultant’s own benefit, purposes or account or the benefit, purposes or account of any other person, firm, partnership, joint venture, association, corporation or other business designation, entity or enterprise, other than the Company, its subsidiaries or affiliates, at any time any Confidential Information, trade names, trademark, service mark, other proprietary business designation, patent, or other intellectual property used or owned in connection with the business of the Company or its affiliates.

(b) The Consultant hereby acknowledges that, as a Consultant of the Company, he will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Company and its strategic plan and financial operations. The Consultant further recognizes and acknowledges that all Confidential Information is the exclusive property of the Company, is material and confidential, and is critical to the successful conduct of the business of the Company. During the period that the Consultant is retained by the Company and for so long thereafter as the respective information remains confidential, the Consultant will not, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information to any person, firm, corporation or entity whatsoever without the prior written consent of the Company, which may be withheld in the Company’s absolute discretion.

(c) During the period that the Consultant is retained by the Company and for so long thereafter as the respective information qualifies as a Trade Secret under applicable law, the Consultant will not, directly or indirectly, use, publish, disseminate or otherwise disclose any Trade Secrets to any third party without the prior written consent of the Company, which may be withheld in the Company’s absolute discretion.

(d) For purposes of this Section 2, the following words will have the following meanings:

(i) “Confidential Information” means data and information relating to the business of FLAG, the Company and their affiliates which is or has been disclosed to the Consultant or of which the Consultant became aware as a consequence of or through his relationship with FLAG or the Company and is not generally known to its competitors. Confidential Information shall not include any data or information which has been voluntarily disclosed to the public by the Company (except where such disclosure has been made by the Consultant without authorization) or that has been independently developed and disclosed to the general public by others, or otherwise entered the public domain through lawful means.

(ii) “Trade Secrets” means information of the Company, without regard to form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

3. Agreement Not to Compete.

(a) The Consultant agrees that for a period of two (2) years following the Effective Date, he will not (except on behalf of or with the prior written consent of the Company), either directly or indirectly, (whether acting alone or through any of his affiliates, as a member of a partnership or a joint-venture or an investor in, or a holder of securities of, any corporation or other entity, or otherwise), within the Non-Competition Area: conduct or be an employee or be actively involved in the management of any business or enterprise involved in banking. Notwithstanding anything to the contrary in this paragraph and subject to customary insider trading protocols, the Consultant may own, for investment purposes only, up to five percent of the stock of any publicly-held corporation whose stock is either listed on a national securities exchange or on the NASDAQ National Market System if the Consultant is not otherwise affiliated with such corporation. For purposes of this Section 3, the Consultant acknowledges and that the Business of the Company is conducted in the Non-Competition Area.

(b) Notwithstanding the foregoing in Section 3(a), the Company agrees that the Consultant may engage in the following permissible activities during the period set forth in (a) above:

(i) From and after the Effective Date, the Consultant may own up to 5% of the voting shares of any financial institution engaged in the Business of the Company in the Non-Competition Area;

(ii) From and after the Effective Date, the Consultant may directly or indirectly provide consulting services to businesses engaged in the Business of the Company having aggregate assets of less than $1 Billion;

(iii) From and after the Effective Date, the Consultant may directly or indirectly provide merchant banking services, venture or mezzanine capital services or investment banking services to businesses engaged in the Business of the Company having aggregate assets of less than $1 Billion in the Non-Competition Area; and

(iv) From and after the Effective Date, the Consultant may engage in the practice of law in the Non-Competition Area representing institutions engaged in the Business of the Company. Nothing in the provisions of (b)(i)-(iv) above shall be deemed to modify, limit or lessen the limitations of Sections 4 and 5 below, which shall fully apply to any activities otherwise permitted by (b)(i)-(iv) above.

4. Agreement Not to Solicit Customers or Interfere with Business.

The Consultant hereby acknowledges that, due to his current position and stature at FLAG, if the Consultant were to solicit any customer of the Company or any of its affiliates during the period described below, that such solicitation could cause irreparable harm to the Company and its affiliates and could jeopardize the success of the Merger. Accordingly, the Consultant agrees that for a period of three (3) years following the Effective Date, he will not (except on behalf of or with the prior written consent of the Company), on the Consultant’s own behalf or in the service of or on behalf of others, (i) take any action to solicit or divert any customers (or prospective customers) away from the Bank, the Company or any of their affiliates, and/or (ii) induce customers, prospective customers, suppliers, agents or other persons under contract or otherwise associated or doing business with the Company or its affiliates to terminate, reduce or alter any such association or business with or from the Company or its affiliates. For purposes of this paragraph 4, a “prospective customer” shall mean a person or entity that the Company or its affiliates, (A) as of the date the Consultant’s employment terminates or during the Term of this Agreement, is soliciting or considering soliciting (or has targeted for solicitation), and/or (B) has, at any time or from time to time, prior to the date the Consultant’s employment terminates, been soliciting for or in respect of any current, actively pending or contemplated banking business.

5. Agreement Not to Solicit Employees.

The Consultant hereby acknowledges that, due to his current position and stature at FLAG, if the Consultant were to solicit the employees of the Company or any of its affiliates during the period described below, that such solicitation could cause irreparable harm to the Bank and its affiliates and could jeopardize the success of the Merger. Accordingly, the Consultant agrees that for a period of three (3) years following the Effective Date, he will not, on the Consultant’s own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of the Company or any of its affiliates or subsidiaries (or any person who has been such an employee within six (6) months of the date in question), whether or not (a) such person is a full-time, part-time, leased or temporary employee or a consultant or independent contractor of the Company or any of its affiliates or subsidiaries, (b) such person’s services are provided pursuant to a written agreement, or (c) such services are for a specified period or are provided on an “at will” basis.

6. Definitions.

For purposes of Sections 3 of the Agreement, the following terms and conditions and their variant forms shall have the meanings set forth below:

(a) “Non-Competition Area” shall mean the Atlanta Metropolitan Statistical Area, as defined by the U.S. Office of Management and Budget as of the date hereof. It is the express intent of the parties that the Non-Competition Area as defined herein is the area where the Consultant has performed services for FLAG.

(b) “Business of the Company” shall mean the business conducted by FLAG and to be conducted by the Company, which is the business of commercial banking, including without limitation the solicitation of time and demand deposits and the making of commercial, consumer, residential, corporate and other loans.

7. Savings Provision and Severability.

It is expressly understood and agreed that although the Consultant and the Company consider the restrictions contained in Sections 3, 4, or 5 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Consultant, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

8. Remedies.

The Consultant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 3, 4, or 5 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Consultant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

9. Conversion Bonus.

Within thirty (30) days following the earlier of March 31, 2007, or the completion of the conversion of FLAG’s operating system to that of the Company, which date shall be determined by the Company in its discretion, the Company shall pay to the Consultant a one-time success bonus of $250,000.

10. Compensation; Payments on Termination of Services.

(a) For his Consulting Services provided pursuant to Section 2 hereof, during the Term the Company shall pay to the Consultant $19,444.44 per month in arrears in accordance with the Company’s administrative practices as in effect from time to time.

(b) If the Consultant’s services hereunder are terminated during the Term by the Company without Cause or by the Consultant due to Good Reason, the Company shall continue to pay the Consultant the monthly fee through the expiration of the Term even though the Consultant’s services have not been fully performed and the Consultant shall continue to be subject to the terms and conditions of Section 2, 3, 4 and 5 hereof. If the Consultant’s services are terminated during the Term by the Company for Cause or by the Consultant other than for Good Reason, the Company shall have no further obligations under this Agreement and the Consultant shall continue to be subject to the terms and conditions of Section 2, 3, 4 and 5 hereof. In the event of the Consultant’s death during the Term, the Company shall make all payments pursuant to this Agreement to the Consultant’s estate which would have otherwise been paid if the Consultant had provided services hereunder. The Consultant shall not be required to mitigate the payments required under this Section 10(b) by seeking other employment or consulting, and the amount of any payment provided for in this Section shall not be reduced by any compensation earned by the Consultant from any other source.

For purposes of this Agreement, “Cause” shall mean (i) the conviction of the Consultant of, or the entering of a plea of guilty or nolo contendere by the Consultant with respect to: (A) any felony, or (B) a misdemeanor involving dishonesty; (ii) the Consultant’s failure to abide by the Bank’s Code of Conduct or other material policy of the Company; (iii) the Consultant’s failure to provide the services described in Section 1 of this Agreement (other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured promptly upon the Company giving the Consultant notice thereof); or (iv) the Consultant’s breach of Section 2, 3, 4 or 5 of this Agreement.

For purposes of this Agreement, “Good Reason” shall mean failure by the Company to pay any amounts under this Agreement when due (other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured promptly upon the Company giving the Consultant notice thereof).

(c) The Consultant will be entitled to be reimbursed in accordance with the reimbursement policies of the Company, as in effect from time to time, for all reasonable and necessary expenses and business travel incurred by the Consultant in connection with the performance of consulting services hereunder; provided, however, the Consultant shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the Company’s reimbursement policies as in effect.

(d) For his covenants and agreements contained in Sections 2, 3, 4 and 5 hereof, the Company agrees to pay Consultant the aggregate sum of $1,385,000 as soon as administratively possible after the Effective Date. In the event that the Consultant breaches any of the provisions of Sections 2, 3, 4 or 5 of this Agreement, following written notice thereof by the Company and fails to cure such breach, unless the Consultant has challenged such determination in a Court of competent jurisdiction, the Consultant agrees to repay $1,385,000 to the Company within 14 days of written demand by the Company.

(e) The Consultant and the Company agree that, prior to the Effective Date, the Company, at its expense, will engage a mutually satisfactory compensation consultant to determine whether the payments to the Consultant under this Agreement are reasonable compensation. If the compensation consultant is unable to conclude that any payments hereunder would not constitute reasonable compensation, the parties will negotiate in good faith to restructure the payments under this Agreement and any other payments he may receive from FLAG, the Company or any of their affiliates in an effort to avoid treatment of any such payments as “excess parachute payments” (as defined under Section 280G of the Internal Revenue Code of 1986, as amended). To the extent such payments cannot be so restructured, such payments shall be reduced to an amount equal to 2.99 times the Consultant’s “base amount” for the “base period”, as those terms are defined under Section 280G (the “Safe Harbor Cap”). In the event any amount in excess of the Safe Harbor Cap has already been paid to the Consultant by Flag, the Company or any of their affiliates, the Consultant agrees to repay such excess amount promptly.

11. Term. The term of this Agreement shall become effective as of the Effective Time (as defined in the Merger Agreement) of the Merger (the “Effective Date”) and will continue until the third anniversary of the Effective Date (the “Term”). If the Merger is not consummated on or before June 30, 2007, this Agreement shall be void and of no effect.

12. Miscellaneous.

(a) Representations and Covenants.

(i) The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against it in accordance with its terms.

(ii) The Consultant represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement.

(b) Successors: Binding Agreement.

(i) This Agreement shall not be assignable by Consultant. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company; provided that no such assignment shall relieve or release the Company of its obligations hereunder.

(ii) This Agreement is a personal contract and the rights and interests of the Consultant hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Consultant and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(c) Prior Employment Agreements and Severance Rights; Entire Agreement.

(i) This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and as of the date of this Agreement, this Agreement will supersede any earlier employment agreement and except as provided in subsection (ii) below, any earlier severance or similar rights the Consultant may have with FLAG or any of its affiliates. If this Agreement terminates before the Effective Date of the Term, however, the Consultant’s waiver of the Prior Agreement will expire and all previous rights will be reinstated. The Consultant waives all rights he has in relation to all undertakings and agreements previously entered into between the parties pertaining to the matters herein.

(ii) Notwithstanding the foregoing provisions of subsection (i) above, the Consultant further agrees and acknowledges that the payment under the FLAG Long Term Incentive Plan that is payable in January 2009 will be $1,000,000 rather than the previously calculated amount. Such payment is vested and payable in accordance with its terms and is separate and apart from and not subject to the terms and conditions of this Agreement.

(d) Amendment or Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the Consultant and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

(e) Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

To Consultant at:

Joseph W. Evans

_______________

_______________

To the Company at:

RBC Centura Banks, Inc.

_________________

_________________

Any notice delivered personally or by courier under this Section 11 shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.

(f) Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

(g) Headings. All descriptive headings of sections and subsections in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(i) Attorneys’ Fees. With respect to any litigation between the parties concerning the enforcement of this Agreement, each party shall pay its own fees, costs and expenses. The Company will reimburse any reasonable expenses, including reasonable attorney’s fees, the Consultant incurs as a result of any claim relating to the Agreement or its termination in which the Consultant substantially prevails on the merits of such matter.

(j) Section 409A. Notwithstanding any provision of this Agreement to the contrary, if any provision of this Agreement (or of any award of compensation) would cause the Consultant to incur any additional tax or interest under Section 409A of the Internal Revenue Code or any regulations or Treasury guidance promulgated thereunder, the Company will reform such provision as it deems appropriate in an effort to cause such amounts to comply with such Section 409A.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the Company and the Consultant have each executed and delivered this Agreement as of the date first shown above.

THE COMPANY:

RBC Centura Banks, Inc.

BY:	/s/ Scott M. Custer
NAME:	Scott M. Custer
TITLE:	Chief Executive Officer

THE CONSULTANT:

/s/ Joseph W. Evans
Joseph W. Evans

ACKNOWLEDGED AND AGREED:

FLAG Financial Corporation

BY:	/s/ J. Daniel Speight
NAME:	J. Daniel Speight
TITLE:	Vice Chairman